SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 0-25693
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                              FloridaFirst Bancorp
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             (Exact name of registrant as specified in its charter)


      205 East Orange Street, Lakeland, Florida 33801-4611 (863) 688-6811
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              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)


                    Common Stock, par value $0.10 per share
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            (Title of each class of securities covered by this Form)

                                 Not Applicable
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)    |X|        Rule 12h-3(b)(1)(i)       |_|
             Rule 12g-4(a)(1)(ii)   |_|        Rule 12h-3(b)(1)(ii)      |_|
             Rule 12g-4(a)(2)(i)    |_|        Rule 12h-3(b)(2)(i)       |_|
             Rule 12g-4(a)(2)(ii)   |_|        Rule 12h-3(b)(2)(ii)      |_|
                                               Rule 15d-6                |_|

          Approximate number of holders of record as of the certification or notice date: None
             ----

         Effective  12/21/00,  FloridaFirst  Bancorp  merged   with   and   into
FloridaFirst Bancorp, Inc. (0-32139)


         Pursuant to the requirements of the Securities Exchange Act of 1934 FloridaFirst Bancorp has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:     12/22/00               By: /s/Kerry P. Charlet
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                                     Kerry P. Charlet, Senior Vice President and
                                     Chief Financial Officer